UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 14, 2015
Date of Report (Date of earliest event reported)

ENERGY TRANSFER EQUITY, L.P.
(Exact name of Registrant as specified in its charter)

Delaware	1-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue
Dallas, Texas 75219
(Address of principal executive offices)

(214) 981-0700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 14, 2015, Energy Transfer Equity, L.P. (“ETE”), Energy Transfer Partners GP, L.P. (“ETP GP”) and Energy Transfer Partners, L.P. (“ETP”) entered into an Exchange and Repurchase Agreement (the “Exchange and Repurchase Agreement”), pursuant to which ETP has agreed to sell, assign, transfer and convey to ETE 100% of the incentive distribution rights of Sunoco LP (“SUN”) (the “SUN IDRs”) and all of the issued and outstanding membership interests in Sunoco GP LLC, the general partner of SUN (“SUN General Partner”) (the “SUN GP Interests”), and in exchange ETE will transfer to ETP 21.0 million common units representing limited partner interests in ETP (“ETP Common Units”) (the “Exchange Transaction”). In addition, ETE has consented to, and ETP GP will enter into, Amendment No. 11 (the “LPA Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of ETP, which amendment will provide for a reduction in the aggregate quarterly distributions made by ETP to the holders of the ETP incentive distribution rights (“IDRs”) in the amount of $8.75 million per quarter commencing with the quarter ending September 30, 2015 and ending with the quarter ending June 30, 2017. As previously agreed in connection with the original acquisition of Susser Holdings Corporation by ETP in August 2014, the remaining nine years of the $35.0 million per year IDR subsidy agreed to by ETE related to that acquisition will automatically terminate upon the closing of a transaction in which ETE acquires the SUN GP Interests and SUN IDRs in exchange for ETP Common Units owned by ETE.

The boards of directors of ETE and ETP, in addition to each board’s respective conflicts committee, have approved the Exchange Transaction and the entry into the LPA Amendment. In the Exchange and Repurchase Agreement, ETE, ETP GP and ETP have made customary representations and warranties and have agreed to customary covenants relating to the Exchange Transaction. The closing of the Exchange Transaction is subject to certain customary closing conditions. ETE and ETP anticipate that the Exchange Transaction will close in August 2015 following the record dates for the ETP and SUN quarterly cash distributions related to the second quarter of 2015. There can be no assurance that all of the closing conditions will be satisfied or that anticipated benefits of the Exchange Transaction will be realized.

The above description of the Exchange and Repurchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Exchange and Repurchase Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference.

Prior to giving effect to the consummation of the transactions contemplated by the Exchange and Repurchase Agreement, ETE owns, directly or indirectly, (i) approximately 23.6 million ETP Common Units, (ii) all of the outstanding equity interests in ETP GP and, through such ownership, all of the IDRs in ETP, and an approximate 1.0% general partner interest in ETP. ETP (i) indirectly owns common units and subordinated units representing approximately 44.1% limited partner interest in SUN, (ii) indirectly owns the SUN GP Interests through ETP’s ownership of the SUN General Partner and (iii) directly owns 100% of the outstanding SUN IDRs.

The above descriptions have been included to provide investors and security holders with information regarding the terms of the Exchange and Repurchase Agreement and the LPA Amendment. They are not intended to provide any other factual information about ETE, ETP GP, ETP or their respective subsidiaries, affiliates or equity holders. The representations, warranties and covenants contained in the Exchange and Repurchase Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Exchange and Repurchase Agreement; and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other as a way of allocating contractual risk between them that differ from those applicable to investors. Moreover, the subject matter of the representations and warranties are subject to more recent developments. Accordingly, investors should be aware that these representations, warranties and covenants or any description thereof alone may not describe the actual state of affairs of ETE, ETP GP, ETP or their respective subsidiaries, affiliates or equity holders as of the date they were made or at any other time.

This report includes certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in ETE’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. ETE does not undertake any obligation to update or revise any forward-looking statement to reflect new information or events.

Item 7.01. Regulation FD Disclosure.

On July 15, 2015, ETE and ETP issued a joint press release announcing the entry into the Exchange and Repurchase Agreement.

A copy of the joint press release is furnished as Exhibit 99.1 and is incorporated herein by reference. In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

To the extent required, the information included in Item 7.01 of this Form 8-K is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(b) Exhibits

Exhibit Number	Description

10.1	Exchange and Repurchase Agreement dated as of July 14, 2015, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P. and Energy Transfer Equity, L.P.
99.1	Joint Press Release dated July 15, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.
By: LE GP, LLC, its general partner
Date: July 15, 2015	__/s/ John W. McReynolds______________. John W. McReynolds President